Cohu Unit Acquires Assets of Unisys Unigen Operations

POWAY, Calif., March 20, 2006 — Cohu, Inc. (NASDAQ:COHU) today announced that its Delta Design subsidiary has purchased patents, intellectual property, certain semiconductor burn-in products and other assets from Unisys Corporation’s Unigen operation for $8 million. Acquired backlog of approximately $14.5 million will be included in new orders for the quarter ending March 25, 2006.

The acquired patents and technology enable precise temperature control and heat dissipation during test and burn-in of high-speed, high-power ICs, such as microprocessors.  Delta’s Summit and ETC thermal test handling platforms are used by the world’s leading microprocessor companies to optimize speed grading during the final test process.  Delta is also a major producer of thermal sub-systems used in high-power IC burn-in systems.

Approximately 40 engineers and other personnel from Unigen’s operations in Rancho Bernardo and Mission Viejo, California and Chandler, Arizona, have joined Delta Design. As part of the agreement, Delta Design also acquired the approximately 10,000 square foot Unigen facility in Chandler.

James A. Donahue, President and Chief Executive Officer of Cohu stated, “We are excited to add this technology and talented team to Delta Design.  Unigen’s engineers have significant expertise in thermal control, machine design, systems control and software.  With this purchase, we have significantly enhanced our proprietary, enabling thermal technology and leadership in advanced thermal solutions for semiconductor test and burn-in. This acquisition is a logical fit with Delta Design’s business given the significant synergies in customers, technology, products and geographic locations.”

Cohu, through its Delta Design subsidiary, is a leading supplier of test handling solutions used by the global semiconductor industry, as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, failure to obtain customer acceptance resulting in the inability to recognize revenue; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; inventory write-offs; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: John Allen — Investor Relations (858) 848-8106.